THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE PROPOSED TRANSACTION DOES NOT REQUIRE REGISTRATION OR QUALIFICATION UNDER FEDERAL OR STATE SECURITIES LAWS, OR UNLESS THE PROPOSED TRANSACTION IS REGISTERED OR QUALIFIED AS REQUIRED.

This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (as amended, supplemented or otherwise modified from time to time, the "Subordination Agreement") dated as of January 6, 2002, among F.A.O. Schwarz, Quality Fulfillment Services, Inc., The Right Start, Inc. (the "Parent"), Toy Soldier, Inc. (collectively with Parent, the "Obligors") and Wells Fargo Retail Finance, LLC (the "Senior Lender"), to the indebtedness (including interest) owed by the Obligors pursuant to that certain Loan and Security Agreement dated as of January 23, 2001, as amended, between the Obligors and the Senior Lender, as such Loan and Security Agreement has been and hereafter may be amended, supplemented or otherwise modified from time to time (the "Wells Loan Agreement") and to indebtedness refinancing the indebtedness under that agreement as contemplated by the Subordination Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.


                                TOY SOLDIER, INC.

                      SUBORDINATED NOTE DUE JANUARY 6, 2005






$ 899,900                                                  Calabasas, California
Note No. QFS - 1                                                 January 6, 2002


         FOR VALUE RECEIVED, the undersigned, Toy Soldier, Inc., a Delaware corporation (the "Company"), promises to pay to QUALITY FULFILLMENT SERVICES, INC. or registered assigns, the principal sum of EIGHT HUNDRED NINETY-NINE THOUSAND NINE HUNDRED DOLLARS, as such principal sum may be reduced through prepayments, plus any accrued and unpaid interest thereon as provided for herein (or so much of such aggregate amount as shall not have been prepaid) on January 6, 2005. This Note is being issued as payment under the terms of the Asset Purchase Agreement dated November 19, 2001 (the "Agreement"; capitalized terms used in this Note without definition shall have the meanings ascribed to such terms in the Agreement) by and among the Parent, the Company, F.A.O. Schwarz, Quality Fulfillment Services, Inc. and Royal Vendex KBB N.V. Payments are to be made to the address of the registered holder of this Note as set forth on the records of the Company in lawful money of the United States of America. The

Company promises to pay interest on the principal amount of this Note, in cash, semi-annually on each June 1 and December 1, commencing June 1, 2002 (each such date an "Interest Payment Date"), at a rate of 8% per annum, to the holder of record of this Note on the Company's records (the "Holder") at the close of business on the date that is 10 business days prior to such Interest Payment Date (the "Record Date").

         Interest on the unpaid principal amount of this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance hereof. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months and paid semi-annually. The Company shall pay principal of and interest on this Note in such coin or currency of the United States of America as at the time of payment shall be legal tender. The Company may, however, pay principal of or interest on this Note by wire transfer of federal funds, or interest on this Note by its check payable in such legal tender.

         Subject to Section 1, the Company shall prepay principal as set forth in Section 3.

         This Note is secured by a guaranty dated the date hereof from Parent (the "Guaranty"). This Note is one of the subordinated notes totaling $17,998,000 in aggregate principal amount issued as payment under the Agreement (the "Notes"). If the Company shall (i) fail to pay principal or interest when due, (ii) fail generally to pay its debts as they mature, (iii) have any complaint, application, or petition filed by or against it initiating any matter in which the Company is or may be granted any relief from the its debts pursuant to Title 11, U.S.C., as amended from time to time, or any other insolvency statute or procedure or make a general assignment for the benefit of its creditors (a "Bankruptcy Event"), (iv) experience or suffer to exist an "Event of Default" (as defined in the Wells Loan Agreement) which Event of Default (as defined in the Wells Loan Agreement) is continuing and has not been waived within ten days after written notice thereof to the Company, or (v) fail to comply with any other provision of this Note or the Agreement which failure shall continue for five days after written notice thereof from the Holder (each of (i) through (v) above, an "Event of Default"), the aggregate outstanding amount of this Note, including any accrued and unpaid interest, shall be immediately due and payable, and in addition thereto, and not in substitution therefor, the Holder shall be entitled to exercise any one or more of the rights and remedies provided by law. Failure to exercise any right or remedy under this Note or available under applicable law shall not constitute a waiver of such option or such other remedies or of the right to exercise any of the same in the event of any subsequent Event of Default. The Company and all makers, sureties, guarantors, endorsers and other persons assuming obligations pursuant to this Note hereby waive presentment, protest, demand, notice of dishonor and all other notices and all defenses and pleas on the grounds of any extension or extension of the time of payments or the due dates hereof, in whole or in part, before or after maturity, with or without notice. No renewal or extension of this Note, no release of any obligor and no delay in enforcement of this Note or in exercising any right or power hereunder shall affect the liability of any obligor hereunder.

         1. Ranking. This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in the Subordination Agreement to the indebtedness (including interest) owed by the Company pursuant to the Wells Loan Agreement and to indebtedness refinancing the indebtedness under the Wells Loan Agreement (the "Wells Indebtedness") as contemplated by the Subordination Agreement, and to any other secured indebtedness of the Company for borrowed money permitted by the Wells Loan Agreement, and each Holder of this Note, by acceptance hereof, agrees to be bound by the provisions of the Subordination Agreement. In the event that any provisions of this Note are deemed to conflict with the Subordination Agreement, the provisions of the Subordination Agreement shall govern.

         2.       Covenants.

                  2.1 Payment of Note. The Company shall pay the principal of and interest on this Note on the dates and in the manner provided herein. Principal and interest shall be considered paid on the date due if the Company shall have delivered such amounts to the address of the Holder on its books and records or to such other address or by wire transfer instruction set forth in writing and delivered to the Company, in each case in accordance with the notice provisions of this Note.

                  To the extent lawful, the Company shall pay interest (including post-petition interest in any proceeding under any bankruptcy law) on
(i) overdue principal at the rate borne by this Note compounded semiannually and
(ii) overdue installments of interest at the same rate, compounded semiannually.

                  2.2 Corporate Existence. Except as set forth in this Section 2.2, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with its organizational documents, rights (charter and statutory), licenses and franchises; provided however, that the Company shall not be required to preserve any such right, license or franchise, if the Board of Directors of the Company shall determine in good faith, which determination shall be evidenced by a board resolution, that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not adverse in any material respect to the Holder. Notwithstanding the other provisions of this Note, the Company shall be permitted to merge with or into any other entity if
(a) the continuing corporation upon completion of the merger shall be a wholly-owned subsidiary of the Parent or (b) the merger is with and into a wholly-owned subsidiary of the Company; provided such merger is effected for the purposes of reincorporating the Company in another state or (c) the merger is with and into Parent; and, in each case, the surviving corporation of such merger expressly assumes the performance of the obligations of the Company under this Note.

                  2.3 Taxes. The Company shall pay prior to delinquency, all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings or in cases in which such failure to pay would not have a material adverse effect on the Company or other rights of the holder of this Note.

                  2.4 Investment Company Act. The Company shall not become an investment company subject to registration under the Investment Company Act of 1940, as amended.

                  2.5 Transactions with Related Persons. The Company shall not directly or indirectly, conduct any business or enter into any contract, agreement, loan, advance, guarantee, understanding or other transaction or series of related transactions pursuant to which the Company shall receive or render value exceeding $750,000, with any Related Person of the Company (a

"Related Person Transaction") unless (i) the terms of such Related Person Transaction are (A) set forth in writing and (B) no less favorable to the Company than those that would have been obtained in an arms length transaction with an unrelated third party.

                  2.6 Restriction on Layering Debt and Issuing Disqualified Stock. The Company shall not (a) incur any indebtedness that is subordinate or junior in right of payment to the Wells Indebtedness and senior in any respect (including by virtue of being secured in any manner) in right of payment to this Note or (b) issue any class of capital stock that is mandatorily redeemable prior to the final maturity date of this Note. Notwithstanding the foregoing, Company shall be permitted to incur indebtedness that is secured by a lien (including purchase money indebtedness) to the extent permitted under the Wells Loan Agreement and to enter into leases that may be capitalized in accordance with GAAP and, to the extent that any such incurrence is permitted by the Wells Loan Agreement, such incurrence or entrance into leases shall not be deemed a violation of this Section 2.6.

                  2.7 Usury. The Company agrees (to the extent it may lawfully do so) that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or a portion of the principal of or interest on this Note as contemplated in this Note, wherever enacted, now or at any time later in force, or that may materially affect the covenants or the performance of this Note in any manner inconsistent with its provisions. The Company expressly waives all benefit or advantage of any such law, and will not hinder, delay or impede the execution of any power granted to the Holder, but will suffer and permit the execution of every such power as though no such law had been enacted. If a court of competent jurisdiction prescribes that the Company may not waive its rights to take the benefit or advantage of any stay or extension law or any usury law or other law in accordance with the prior sentence, then the obligation to pay interest on the Note shall be reduced to the maximum legal limit under applicable law governing the interest payable in connection with the Note, and any amount of interest paid by the Company that is deemed illegal shall be deemed to have been a prepayment of principal (without penalty or premium) on this Note.

                  2.8 Reports. Unless such reports are readily accessible by the public, electronically and without cost, the Company shall deliver copies of all quarterly and annual financial reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Securities and Exchange Commission (the "Commission") may by rules and regulations prescribe) that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports") to the Holder. If the Company is not subject to the requirements of Section 13(a) or 15(d) of the Exchange Act or shall cease to be required by the Commission to file SEC Reports pursuant to the Exchange Act, the Company shall nevertheless continue to cause SEC Reports, comparable to those that it would be required to file pursuant to Section 13(a) or 15(d) of the Exchange Act if it were subject to the requirements of either such section, to be delivered to the Holder within the same time periods as would have applied (including under the preceding sentence) had the Company been subject to the requirements of Section 13(a) or 15(d) of the Exchange Act.

                  2.9 Restricted Payments. The Company shall not directly or indirectly purchase, redeem, retire or otherwise acquire for value any indebtedness of the Company for borrowed money or evidenced by notes, debentures, bonds or other similar instruments that is subordinate (whether by agreement or otherwise) in right of payment to the Notes, except at final maturity or in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such indebtedness.

                  2.10 Asset Sales. The Company shall not, whether in a single transaction or a series of related transactions occurring within any twelve-month period, sell, lease, convey, dispose or otherwise transfer any assets (including by way of a sale and leaseback transaction), other than sales, leases, conveyances, dispositions or other transfers in the ordinary course of business, if the assets:

           (x) have a Fair Market Value in excess of $500,000 or

           (y) are sold or otherwise disposed of for net proceeds in excess of $500,000 or

           (z) include the Company's rights under the Schwarz Agreement (each of the foregoing, an "Asset Sale"), unless, in each case:

              (a) no Event of Default exists or would occur as a result of the Asset Sale;

              (b) the Company receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

              (c) at least 75% of the consideration therefor received by the Company is in the form of cash.

         3.       Prepayment of this Note.

                  3.1 Prepayment Triggered in Fiscal 2003. If the Consolidated EBITDA of the Parent and its Subsidiaries exceeds $25 million for the Parent's fiscal year ending on the first Saturday after January 31, 2004 (or, if Parent does not have a fiscal year ending on such date, for the 12-month period ending January 31, 2004), the Company shall prepay a portion of the outstanding principal balance of this Note in an amount equal to (i) 20% of the aggregate principal amount outstanding on this Note as of January 6, 2003 (the "Prepayment Amount"), plus accrued and unpaid interest thereon to the date of prepayment, on or before June 6, 2004 and (ii) in an amount equal to the Prepayment Amount plus accrued and unpaid interest thereon to the date of prepayment, on or before June 6, 2005.

                  3.2 Prepayment Triggered in Fiscal 2004. If no prepayment obligation has been triggered under Section 3.1 and the Consolidated EBITDA of the Parent and its Subsidiaries exceeds $25 million for the Parent's fiscal year ending on the first Saturday after January 31, 2005 (or, if Parent does not have a fiscal year ending on such date, for the 12-month period ending January 31,
2005), the Company shall prepay a portion of the outstanding principal balance of this Note in an amount equal to 20% of the aggregate principal amount outstanding on this Note as of January 6, 2004, plus accrued and unpaid interest thereon to the date of prepayment, on or before June 6, 2005.

                  3.3 Prepayment Triggered by Securities Offering. In the event that the Company or Parent shall receive net cash proceeds from the closing of a sale of debt or equity securities of the Company or Parent (the "Cash Proceeds"), in excess of $5,000,000, the Company shall prepay, an aggregate principal amount of Notes, which, after addition of any accrued and unpaid interest thereon to the date of prepayment, is equal to the amount of such Cash Proceeds not more than 30 calendar days after such receipt. Notwithstanding the foregoing, the Company shall not be required to prepay the Notes from any proceeds from the closing of a sale of debt or equity securities of the Company or Parent to the extent that the issuance resulting in such Cash Proceeds was effected solely to fund a merger, consolidation or asset acquisition and the Cash Proceeds of such issuance are so used within 30 days of receipt.

                  3.4 Prepayment Triggered by Asset Sale. In the event that the Company shall receive net cash proceeds from an Asset Sale ("Asset Sale Proceeds"), the Company shall prepay an aggregate principal amount of Notes, which, after addition of any accrued and unpaid interest thereon to the date of prepayment, is equal to the amount of the Asset Sale Proceeds not more than 30 calendar days after such receipt unless, within 30 days of receipt of such Asset Sale Proceeds, such Asset Sale Proceeds are used to repay the Wells Indebtedness.

                  3.5 Prepayment on Change of Control. No more than 30 days following a Change of Control, the Company shall prepay the entire principal amount outstanding under this Note. As used herein, (x) the term "Change of Control" means the occurrence of any of the following: (i) the adoption of a plan relating to the liquidation or dissolution of Parent or the Company, (ii) any Person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules)), directly or indirectly, of more than 50% of the total voting stock of Parent or the Company, other than in connection with a merger, consolidation or acquisition of assets in which Kayne Anderson Investment Management affiliates do not sell, transfer or otherwise dispose of any equity security or convertible debt security of Parent or the Company or (iii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors and (y) the term "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on January 6, 2002 or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

                  3.6 Prepayment by Indemnity Credit or Due to Failure to Transfer Leases. In the event (i) the Holder shall be required to make any payments pursuant to Article 13 of the Agreement and the Holder elects in accordance with the terms of the Agreement to have such payment obligation satisfied by means of a reduction in the principal amount of the Notes and so notifies the Company in writing (an "Indemnity Credit Prepayment Notice") or
(ii) the Holder shall fail to transfer any leases for Operated Stores in accordance with the Operating Agreement among the Company, Parent, F.A.O. Schwarz, Quality Fulfillment Services, Inc. and Royal Vendex KBB N.V. dated as of January 6, 2002, by the date set for such transfer (the "Lease Transfer Deadline"), on the fifth Business Day following the receipt of such Indemnity Credit Payment Notice by the Company or the passing of such Lease Transfer Deadline (the "Deemed Prepayment Date"), the Company shall be deemed to have prepaid an amount which, after addition of the accrued and unpaid interest thereon through the Deemed Prepayment Date, is equal to (A) in the case of an indemnity obligation, the amount specified in the Indemnity Credit Prepayment Notice which shall be not more than 50% of the amount of such indemnity obligation or (B) in case of the passing of a Lease Transfer Deadline, the amount calculated under the Operating Agreement. Any such prepayment shall be noted on the schedule of prepayments and adjustments attached to this Note, however, failure to make such notation shall have no effect on the actual principal amount of this Note at any time outstanding. On and after any such prepayment, interest shall cease to accrue on the principal amount of this Note so prepaid.

                  3.7 Notice to Holder. If any event occurs that requires the Company to prepay all or a portion of this Note, the Company shall send notice of such event to the Holder not less than 10 days prior to the date such prepayment is required at such Holder's address of record by first class mail, postage prepaid. Such notice will identify the event, the aggregate principal amount of this Note to be prepaid, the prepayment date, the paragraph of this Note under which the prepayment is to be made and that, provided the prepayment amount is timely paid, the aggregate principal amount of this Note to be prepaid shall cease to accrue interest from and after the prepayment date.

                  3.8 Effect of Notice. Once notice of prepayment is mailed, that portion of the principal amount of this Note to be prepaid shall become due and payable on the prepayment date and, provided the prepayment amount is timely paid, the aggregate principal amount of this Note to be prepaid shall cease to accrue interest from and after the prepayment date.

                  3.9 Application of Prepayment. Any prepayment of this Note shall be applied first to pay any accrued and unpaid interest on this Note to the date of prepayment and thereafter to the remaining principal balance of this Note.

         4. Payment Suspension. Notwithstanding anything in this Note to the contrary, to the extent that the Company and the Holder dispute the amount of any indemnity payment alleged to be due from the Holder to the Company pursuant to and in accordance with the Agreement, then the Company may suspend payment under the Notes (other than any payment due by reason of the prior occurrence of an Event of Default) up to the net amount of such indemnity payments in dispute under the Agreement until such dispute is resolved and such suspension shall not be deemed an Event of Default.

         5. Transfer; Registration; Replacement. Upon surrender of this Note for registration of transfer or assignment, duly endorsed, or accompanied by a written instrument of transfer or assignment duly executed, by the registered Holder hereof or such Holder's attorney duly authorized in writing, a new Note for a like principal amount shall be issued to, and, at the option of the Holder, registered in the name of, the transferee or assignee. The Company may deem and treat the person in whose name this Note is registered as the Holder and owner hereof for the purpose of receiving payments and for all other purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

         6.       Miscellaneous.

                  6.1 Organization and Authority. The Company represents and warrants that the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power to issue and perform its obligations under this Note.

                  6.2 Authorization. The Company represents and warrants that the execution and delivery of this Note, and the performance of the terms hereof, have been duly authorized by all necessary corporate action on the part of the Company and will not conflict with or result in a breach of the certificate of incorporation or bylaws of the Company. The Company represents and warrants that this Note constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as limited by bankruptcy and insolvency laws and other laws affecting the rights of creditors generally.

                  6.3      Definitions.

                  (a) "Consolidated EBITDA" shall mean consolidated earnings from continuing operations (excluding extraordinary items), before interest, taxes, depreciation and amortization, each as determined in accordance with GAAP.

                  (b) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations promulgated thereunder.

                  6.4 Notices. All notices to be given under this Note shall be in writing and shall be given either personally, by reputable private delivery service, by regular first-class mail or certified mail return receipt requested, by fax, or email, addressed to the parties at the addresses shown below, or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of two business days following delivery to the private delivery service, or three business days following the deposit thereof in the United States mail, with postage prepaid or on the first business day of receipt in the case of notices sent by fax or email.

                  If to Holder:           At its address set forth on the
                                          records of the  Company  which,  until
                                          changed as set forth herein shall be:

                                          c/o Royal Vendex KBB N.V.
                                          De Klencke 6, NL-1083
                                          Postbus 7997, 1008, AD
                                          Amsterdam, The Netherlands
                                          Attention: Marcel Smits/Eric ter Hark
                                          Tel: 31.20.5490.596
                                          Fax: 31.20.6461.954
                                          Email: eric.ter.hark@vendexkbb.nl

                                          with required copy to (which,  in and
                                          of itself,  shall not  constitute
                                          notice):

                                          Kronish Lieb Weiner & Hellman LLP
                                          1114 Avenue of the Americas
                                          New York, New York 10036
                                          Attention: Mark Lipschutz
                                          Tel: (212) 479-6355
                                          Fax: (212) 479-6275
                                          Email: mlipschutz@klwhllp.com

                  If to Company to:

                                          Toy Soldier, Inc.
                                          26610 Agoura Road, Suite 250
                                          Calabasas, California 91302
                                          Attention: Legal
                                          Tel: (818) 735-7252
                                          Fax: (818) 735-7242
                                          Email: jgroner@rightstart.com

                                          with required copy to (which,  in and
                                          of itself,  shall not  constitute
                                          notice):

                                          Fulbright & Jaworski L.L.P.
                                          865 South Figueroa Street, 29th Floor
                                          Los Angeles, CA 90017
                                          Attention: Victor Hsu, Esq.
                                          Tel:  (213) 892-9326
                                          Fax: (213) 680-4518
                                          Email: vhsu@fulbright.com

         6.5 Amendment; Successors and Assigns. This Note may not be modified or amended, nor may any rights hereunder be waived, except in a writing signed by the party against whom enforcement of the modification, amendment or waiver is sought. This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The Company's obligations under this Note may not be assigned or transferred by the Company without the prior written consent of the registered Holder hereof or thereof, except in connection with a merger permitted by Section 2.2. This Note may not be assigned by the initial Holder prior to termination of the Operating Agreement.

         6.6 Governing Law. This Note shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed on its behalf as of the date first hereinabove set forth.



                                 TOY SOLDIER, INC.



                                 By: /s/ Jerry R. Welch

                                     Jerry R. Welch
                                     President and Chief Executive Officer

                Schedule of Principal Prepayments and Adjustments



             Amount of Principal            Aggregate Principal Amount
               Prepayment or                   of Note after
   Date          Adjustment                 Prepayment or Adjustment
---------- ---------------------- ----------------------------------------------
---------- ---------------------- ----------------------------------------------

---------- ---------------------- ----------------------------------------------
---------- ---------------------- ----------------------------------------------

---------- ---------------------- ----------------------------------------------
---------- ---------------------- ----------------------------------------------